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30 June, 2008

LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City
Jiangxi Province 338032
People's Republic of China

Dear Sirs,

LDK SOLAR CO., LTD. (the "Company")

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company's registration statement on Form F-3, including the Company's annual report on Form 20-F for the year ended December 31, 2007 (the "20-F Annual Report) incorporated therein by reference, filed with the United States Securities and Exchange Commission (the "Commission") for the registration by the Company of an aggregate of US$400,000,000 principal amount of 4.75% Senior Convertible Notes due 2013 ("Securities") which may be convertible into American Depositary Shares ("ADSs") representing ordinary shares with a par value of US$0.10 per share of the Company ("Ordinary Shares"), cash or a combination thereof, constituted by an indenture dated as of 15 April, 2008 (the "Indenture") and made between the Company and The Bank of New York as trustee and registration of the Ordinary Shares issuable upon a conversion of the Securities in accordance with its terms of issue. The Company's registration statement on Form F-3 with the 20-F Annual Report incorporated by reference is herein referred to as the "Registration Statement".

For the purposes of giving this opinion, we have examined copies of the following documents:

(a) the Registration Statement filed by the Company under the United States Securities Act of 1933 (the "Securities Act") with the Commission on 30 June, 2008 as amended; and

(b)  the prospectus (the "Prospectus") contained in the Registration Statement.

We have also reviewed the current Fourth Amended and Restated Memorandum and Articles of Association of the Company adopted on 17 April 2007 and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.
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We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein,

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the Prospectus, and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements in the Prospectus under the caption "Taxation -- Cayman Islands Taxation", insofar and to the extent that it constitutes a summary or description of the laws and regulations of the Cayman Islands, fairly and accurately present the information and summarise the matters referred to therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended or supplemented from time to time. In giving such consent, we do not hereby admit that we are experts within the meaning of
Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,



/s/ Conyers Dill & Pearman
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CONYERS DILL & PEARMAN